Exhibit 99.2

Krystal Biotech announces $10.0 Million Private Placement with Frazier Healthcare Partners

PITTSBURGH, August 16, 2018 — Krystal Biotech, Inc. (Nasdaq:KRYS), a gene therapy company dedicated to developing and commercializing novel treatments for patients suffering from dermatological diseases, today announced that it has entered into a securities purchase agreement with Frazier Healthcare Partners for the private placement of 625,000 shares at $16 per share. The private placement will yield gross proceeds of $10 million. , and is expected to close on August 17, 2018, subject to the satisfaction of customary closing conditions.

“We are extremely pleased that an impressive investor like Frazier Healthcare Partners supports our efforts to become a leader in the field of dermatological diseases,” said Krish S Krishnan, Chairman and CEO of Krystal Biotech, Inc.”

Net proceeds from this offering are expected to be used to continue to fund the research and development of Krystal’s pipeline product candidates.

Chardan acted as the sole placement agent in the transaction.

The securities being issued and sold in the private placement have not been registered under the Securities Act of 1933, as amended. Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

About Krystal Biotech

Krystal Biotech, Inc. (NASDAQ:KRYS) is a gene therapy company dedicated to developing and commercializing novel treatments for patients suffering from dermatological diseases. For more information, please visit http://www.krystalbio.com.

Forward-Looking Statements

.” This press release contains forward-looking statements and information. The use of words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “intend,” “future,” “potential,” or “continue,” and other similar expressions are intended to identify forward-looking statements. Although Krystal’s management believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Krystal, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, among others: actions by the FDA and other regulatory agencies, results and timing of current and planned clinical trials, risks related to the commercialization of our products, our ability to manufacture sufficient quantities of products for clinical trials and commercial launch, and those other risks detailed from time to time under the caption “Risk Factors” and elsewhere in Krystal Biotech’s Securities and Exchange Commission (SEC) filings included in our Annual Report on Form on Form 10-K for the year ended December 31, 2017, and in future filings and reports of Krystal Biotech. The Company undertakes no duty or obligation to update any forward-looking statements as a result of new information, future events or changes in its expectations.

INVESTOR CONTACT
Ashley R. Robinson LifeSci Advisors arr@lifesciadvisors.com

Source: Krystal Biotech, Inc.